Exhibit 4.12

LOAN AGREEMENT

THIS AGREEMENT (this "Agreement") is made on February 14, 2024 ("Effective Date"), by and between:

(1)          The persons listed in Schedule A (each, the "Lender"); and

(2)	NEOGAMES S.A., a company organized under the laws of Luxembourg, having its registered address at 5, rue de Bonnevoie, L-1260 Luxembourg, Grand Duchy of Luxembourg (the "Borrower").

WHEREAS:

The Lender has agreed to make certain funds available to the Borrower on an unsecured basis on the terms set out in this Agreement.

IT IS AGREED as follows:

1.          DEFINITIONS

In this Agreement:

"Business Day" means a day, other than a Saturday or a Sunday, on which the banks are open for business in Luxembourg and Israel.

"Event of Default" means any event or circumstance specified as such in clause 7 (Events of Default).

"Loan" means the amount borrowed, including capitalised Interest added to the principal amount of the loan in accordance with clause 4 (Interest), but not repaid pursuant to this Agreement.

"Loan Amount" means USD 7,000,000 (seven million US Dollars).

"Loan Date" means February 15, 2024.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition or prospects of the Borrower taken as a whole; and

(b)	the ability of the Borrower to perform its payment or other material obligations under this Agreement.

"Maturity Date" means the earlier of the date falling: (i) 30 (thirty) days following the closing date of the Business Combination Agreement, entered into by the Borrower and Aristocrat Leisure Limited an Australian public limited company (“Parent”) and Anaxi Investments Limited a Cayman Islands exempted company and a wholly owned Subsidiary of Parent; and (ii) 12 (twelve) months as of the Effective Date; or such later date as agreed in writing between the Lender and the Borrower from time to time.

"Party" means a party to this Agreement.

2.          THE LOAN AND PURPOSE

2.1	On or before the Loan Date, the Lender will advance a loan in an amount equal to the Loan Amount to the Borrower (or as the Borrower shall direct).

2.2          The Loan Amount shall be made available in US dollars.

2.3
Any currency conversion shall be made using the exchange rate based on spot foreign exchange rate provided by www.xe.com on the date in which the Loan Amount is made available to the Borrower (or the closest following business day if it is not a business day).

3.          REPAYMENT; VOLUNTARY PREPAYMENTS

3.1
The Borrower shall repay any outstanding portion of the Loan and any and all unpaid interest (including without limitation, any interest accrued pursuant to clause 4 (Interest) below) in full on the Maturity Date.

3.2
The Borrower may, on five Business Days' prior written notice to the Lender, prepay all or any part of the Loan without penalty or charge, provided that if the prepayment date falls prior to the elapse of 3 (three) months as of the Effective Date, then the Loan shall bear an Interest capitalized for a period of 3 (three) months as of the Effective Date.

4.          INTEREST

4.1	The Loan shall bear interest of 9.5% per annum (the "Interest"). Interest shall be paid on a monthly basis (pro-rated amount for the specific month).

5.          PAYMENTS

5.1	Any payment under this Agreement shall be made in US dollars and if it falls due on a day which is not a Business Day, it shall be paid on the next following Business Day.

5.2
Subject to sub-clause 5.3 below, all payments made by the Borrower to the Lender under this Agreement shall be made without set-off or counterclaim and without any deduction to such bank account as the Lender may from time to time notify in writing to the Borrower.

5.3
If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay such additional amounts to ensure receipt by the Lender of the full amount that the Lender would have received but for such deduction or withholding.

6.          REPRESENTATIONS AND WARRANTIES

6.1          The Borrower represents and warrants that:

(a)
it is a limited liability company validly created and existing under the laws of its jurisdiction, with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and has taken all corporate or other action required to authorise the execution by it of this Agreement and the performance by it of its obligations hereunder;

(b)
no corporate action, legal proceeding or other procedure or step or creditors' process described in clause 7.4 (Creditors' process) has been taken or, to its knowledge, threatened; and none of the circumstances described in clause 7.2 (Insolvency) currently apply to it;

(c)
the execution, delivery and performance by it of this Agreement do not contravene (i) its constitutional documents or (ii) any law or (iii) any contractual restriction binding on it, the breach of which would reasonably be expected to have a Material Adverse Effect;

(d)
no action, proceedings, step or procedure has been taken by any person in relation to a suspension of its payments, moratorium of its indebtedness, winding-up, dissolution, administration or reorganisation of it and no liquidator, receiver, administrative receiver, receiver, compulsory manager or other similar officer has been appointed in respect of it or any of its assets.

7.          EVENTS OF DEFAULT

Each of the events or circumstances set out below is an Event of Default.

7.1          Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable unless:
(a)          its failure to pay is caused by an administrative or technical error; and

(b)          such payment is made within ten (10) Business Days of its due date.

7.2          Insolvency

(a)	The Borrower stops or suspends, or threatens to stop or suspend, payment of its debts generally, or is unable to, or admits its inability to, pay its debts as they fall due.

(b)
The Borrower commences negotiations, or enters into any composition or arrangement, with one or more of its creditors with a view to rescheduling any of its indebtedness (because of actual or anticipated financial difficulties).

(c)	The value of the assets of the Borrower is less than its liabilities (taking into account its contingent and prospective liabilities).

7.3          Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)          enforcement of any security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

7.4          Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

7.5          Material adverse change

Where any event occurs (or circumstances exist) which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

8.          ACCELERATION

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may:

(a)          cancel the Loan whereupon it shall immediately be cancelled; and/or

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable by the Borrower;

(c)	For the period following the occurrence of the Event of Default, increase the Interest on the Loan to 14%, per annum.

9.          SUBORDINATION

The Loan shall be subordinated to all of the Borrower's indebtedness and obligations pursuant to the Senior Term Facilities Agreement, dated as of 30 May 2022, entered into by and between the Borrower and its affiliates and the senior lenders set out in Schedule B, and otherwise and is subject to the Intercreditor Agreement as Subordinated Liabilities (as defined in the Intercreditor Agreement), dated as of 30 May 2022, entered into by and between the Borrower and its affiliates and the senior lenders set out in Schedule B and otherwise.

10.          ASSIGNMENT

Neither Party may assign all or any of its rights or obligations under this Agreement, other than with the prior written consent of the Lender.

11.          WAIVERS

No failure or delay by the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or prejudice any other or further exercise by the Lender of any of its rights or remedies under this Agreement. The rights and remedies in this Agreement are (unless otherwise expressly provided in this Agreement) cumulative and not exclusive of any rights or remedies provided by law.

12.          GOVERNING LAW AND ENFORCEMENT

12.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England & Wales.

12.2
Any dispute arising out of or in connection with this Agreement (including a dispute or claim relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute") shall be referred to, settled and finally resolved exclusively by arbitration under the arbitration rules of the London Court of International Arbitration (the “Rules”) by 1 (one) arbitrator appointed in accordance with the Rules. The place of arbitration shall be London, England and the language to be used in the arbitral proceedings shall be the English language.

12.3	If the Dispute relates to an Event of Default set out in Section 7.1 and was initiated by the Lender, then the Borrower shall bear the Lender’s legal costs associated with the Dispute.

13.          COUNTERPARTS

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[Remainder of Page Intentionally Left Blank]

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Lender

By:	/s/ Barak Matalon
Name: Barak Matalon
Barak Matalon

The Borrower

NEOGAMES S.A

By:	/s/ Mordechay Malool
Name: Mordechay Malool
Title: Authorised Signatory

SCHEDULE A -
LENDER

LENDER	ADDRESS	LOAN AMOUNT
Barak Matalon		US$ 7,000,000
-
TOTAL		US$ 7,000,000

LOAN AGREEMENT

SCHEDULE B -
SENIOR LENDERS

GSO ESDF II (Luxembourg) Holdco S. à r.l.
GSO ESDF II (Luxembourg) Levered Holdco II S. à r.l.
GSO ESDF II (Luxembourg) Levered Holdco I S.à r.l.
G QCM (Luxembourg) Holdco S.à r.l.
Blackstone Private Credit Fund